                                                                   Exhibit 10.47

                            NATIONAL CITY CORPORATION
                            MANAGEMENT SEVERANCE PLAN

               (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005)

                                    ARTICLE 1
                            The Plan and its Purpose

1.1 Amendment and Restatement of Plan. The following are the provisions of the National City Corporation Management Severance Plan (herein referred to as the "Plan") effective as of January 1, 2005, which is an amendment and restatement of the Plan which was in effect prior thereto. The Plan as amended and restated herein is effective with respect to Participants who retire have a Separation from Service on or after the Effective Date.

1.2 Purpose. The purpose of the Plan is to maximize the Corporation's profitability and operating success by attracting and retaining key managerial, operational and executive employees and allowing them to focus on their responsibilities in the event of, and following, a Change in Control.

1.3 Operation of the Plan. The Plan shall serve as a non-qualified plan providing post Change in Control benefits to Participants. The severance compensation provided by this Plan shall be the sole severance compensation a Participant will be entitled to from an Employer as a result of a Change in Control. Any Employee covered by this Plan shall not receive any other severance benefit after a Change in Control from any other severance plan, policy or agreement.

                                    ARTICLE 2
                                   Definitions

2.1 Definitions. Whenever used herein the following terms shall have the meanings set forth below unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized.

     (a) "Base Salary" shall mean the annual salary of each Participant at the Effective Date or Implementation Date, whichever is higher, exclusive of any bonuses, incentive pay, special awards, stock options or other stock compensation.

     (b) "Board" shall mean the board of directors of the Corporation.

     (c) "Cause" means that, prior to any termination pursuant to Section 3.1 hereof, the Participant shall have committed:

          (i) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with an Employer;

          (ii) intentional wrongful damage to property of an Employer;

          (iii) intentional wrongful disclosure of secret processes or confidential information of an Employer; or

          (iv) intentional wrongful engagement in any Competitive Activity;

and any such act shall have been materially harmful to an Employer. For purposes of the Plan, no act or failure to act on part of the Participant shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or admitted to be done by the Participant not in good faith and without reasonable belief that his action or omission was in the best interest of an Employer. Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Participant a notice stating the Participant had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Participant or his beneficiaries to contest the validity or propriety of any such determination.

     (d) "Change in Control" shall mean:

          (1) The Corporation is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than sixty-five percent of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Corporation immediately prior to such transaction;

          (2) The Corporation sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than sixty-five percent of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Corporation immediately prior to such sale or transfer;

          (3) The Corporation files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Corporation has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

          (4) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (4) each member of the Board who is first elected, or first nominated for election by the Corporation's stockholders, by a vote of at least two-thirds of the members of the Board (or a committee thereof) then still in office who were members of the Board at the beginning of any such period will be deemed to have been a member of the Board at the beginning of such period.

Notwithstanding the foregoing provisions of paragraph 2.1(d)(1), 2.1(d)(2) or 2.1(d)(3), in the case where the individuals who constitute the members of the Board at the time a specific transaction described in Paragraph 2.1(d)(1), 2.1(d)(2) or 2.1(d)(3) is first presented or disclosed to the Board will, by the terms of the definitive agreement for that transaction, constitute 50% or more of the members of the board of directors of the resulting corporation or person immediately following such transaction, a "Change in Control" shall not be deemed to have occurred.

     (e) "Committee" shall mean the Compensation and Organization Committee of the Board or another committee appointed by the Board to serve as the administering committee of the Plan.

     (f) "Competitive Activity" means the Participant's participation, without the written consent of an officer of the Corporation, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Corporation and such enterprise's revenues derived from any product or service competitive with any product or service of the Corporation amounted to 10% or more of such enterprise's revenues for its most recently completed fiscal year and if the Corporation's revenues of said product or service amounted to 10% of the Corporation's revenues for its most recently completed fiscal year. "Competitive Activity" will not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto and (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

     (g) "Continuation Period" means the period of time beginning on the Termination Date and continuing until the first anniversary of the Termination Date.

     (h) "Corporation" shall mean National City Corporation, a Delaware corporation.

     (i) "Effective Date". In the event a Change in Control ultimately results from discussions or negotiations involving the Corporation or any of its officers or directors, the "Effective Date" of such Change in Control shall be the date uninterrupted discussions or negotiations commenced.

     (j) "Employee" shall mean an individual employed by an Employer on a full time, part time or salaried basis as of the Effective Date. The term "Employee" shall not, however, include any person who has been notified in writing prior to the Effective Date that his job is being eliminated or that his employment is going to be terminate.

     (k) "Employee Benefits" means the benefits and service credit for a benefit as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Participant is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Corporation) disability, expense reimbursement and other employee benefit policies, plans, programs or arrangements in place at the Implementation Date. Employee Benefits shall not include any (i) severance plan, policy or benefits other than those benefits specifically provided by this Plan or (ii) any perquisites such as county club memberships or car allowances. Those persons receiving financial counseling prior to the Change in Control shall continue to receive financial counseling services during the Protection Period.

     (l) "Employer" shall mean the Corporation or any Subsidiary.

     (m) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     (n) "Implementation Date" shall be the earliest to occur of the events specified in Section 2.1(d).

     (o) "Incentive Pay" means an amount equal to the sum of (a) the higher of
(i) the highest aggregate annual incentive payment (excluding income realized from the exercise of stock options, any benefits received from being granted stock options or shares of restricted stock, income realized from the sale of restricted stock and any profit sharing, matching contributions or discretionary contributions made under any savings plan but including, without limitation, awards pursuant to the Management Incentive Plan) awarded for either of the two calendar years immediately preceding the year in which the Effective Date occurs or (ii) the target award for the individual for the year in which the Effective Date occurs and (b) the higher of (i) the highest incentive payment awarded pursuant to the Long Term Plans for either of the plan cycles ending in the two calendar years immediately preceding the year in which the Effective Date occurs or (ii) the target award for the individual pursuant to the Long Term Plans for the plan cycle ending in the calendar year in which the Effective Date occurs. For purposes of this Paragraph 2.1(o), "payment" includes moneys paid as well as any portion of any award deferred.

     (p) "Long Term Plans" means the National City Corporation Long-Term Cash and Equity Incentive Plan and any predecessor or successor plans to this plan.

     (q) "Management Incentive Plan" means the National City Corporation Management Incentive Plan for Senior Officers, and any predecessor or successor plans to these plans.

     (r) "Participant" shall mean an Employee whose job is assigned to a grade level within the range of grade level 1 through grade level 7 pursuant to the Corporation's system for grading jobs, excluding those Employees who are covered by an employment agreement, severance agreement, or other specialized plan at the earlier of the (i) time of termination or the Implementation Date that address severance benefits.

     (s) "Plan" see Section 1.1

     (t) "Protection Period" means the period of time commencing on the Effective Date and continuing through to the fifteenth month anniversary of the Implementation Date.

     (u) "Specified Employee" shall mean any Participant who is a "specified employee," as defined in Section 409A of the Internal Revenue Code and the lawful Treasury Regulations promulgated thereunder.

     (v) "Subsidiary" means an entity in which the Corporation directly or indirectly beneficially owns 50% or more of the voting equity securities, but for purposes of this Plan shall not include National Processing, Inc. or any of its subsidiaries.

     (w) "Termination Date" see Section 4.1

     (x) "Voting Stock" shall mean then outstanding securities of a company entitled to vote generally in the election of directors.

                                    ARTICLE 3
                    Termination Following a Change in Control

3.1 In the event an Employer terminates the Participant's employment during the Protection Period, the Participant will be entitled to the severance compensation provided by Article 4; provided, however, that the Participant shall not be entitled to the severance compensation provided by Article 4 hereof only upon the occurrence of one or more of the following events:

     (a) the Participant's death occurring prior to termination of his/her employment;

     (b) prior to the termination of his/her employment, the Participant becomes permanently disabled within the meaning of the long-term disability plan in effect for, or applicable to, the Participant; or

     (c) Cause.

3.2 The Participant may terminate employment with an Employer during the Protection Period with the right to severance benefits as provided in Article 4 upon the occurrence of one or more of the following events (regardless of whether any other reason for such termination exists or has occurred, including without limitation other employment):

     (a) A significant adverse change in the nature or scope of the authority, powers, functions, responsibilities or duties attached to the position with an Employer that the Participant held immediately prior to the Effective Date;

     (b) A change in compensation reasonably likely to yield a reduction in the aggregate of the Participant's Base Salary and incentive pay received from an Employer;

     (c) A reduction in the Participant's Base Salary;

     (d) The termination, suspension, or denial of the Participant's rights to Employee Benefits or a material reduction in the aggregate value thereof, which situation is not remedied within 30 calendar days after written notice to the Corporation from the Participant;

     (e) A determination by the Participant (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Corporation by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Participant was responsible immediately prior to the Change in Control, which has rendered the Participant substantially unable to carry out, has substantially hindered Participant's performance of, or has caused Participant to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Participant immediately prior to the Effective Date, which situation is not remedied within 10 calendar days after written notice to the Corporation from the Participant of such determination;

     (f) The liquidation, dissolution, merger, consolidation or reorganization of the Employer by which Participant is employed where the surviving entity is not an affiliate of National City Corporation or transfer of all or substantially all of its business and/or assets to an entity that is not an affiliate of National City Corporation; or

     (g) The Employer of the Participant requires the Participant to have his principal location of work changed, to any location which is in excess of 50 miles from the location thereof immediately prior to the Change in Control, or requires the Participant to travel away from his office in the course of discharging his responsibilities or duties hereunder more than the greater of forty-eight additional days per year or 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison) than was required of Participant in any of the three full years immediately prior to the Change in Control without, in either case, his prior written consent.

3.3 A termination by an Employer pursuant to Section 3.1 or by the Participant pursuant to Section 3.2 will not affect any rights which the Participant may have pursuant to any agreement, policy, plan, program or arrangement of the Employer providing Employee Benefits, which rights shall be governed by the terms thereof.

                                    ARTICLE 4
                             Severance Compensation

4.1 If an Employer terminates the Participant's employment during the Protection Period other than pursuant to Section 3.1(a), 3.1(b) or 3.1(c), or if the Participant terminates his employment pursuant to Section 3.2, the Corporation will pay to the Participant the following amounts after the date (the "Termination Date") that the Participant's employment is terminated (the effective date of which shall be the date of termination) and continue to provide to the Participant the following benefits:

     (a) semi-monthly payments of an amount equal to the quotient produced by adding Base Salary and Incentive Pay divided by twenty-four during the Continuation Period.

     (b) (A) for the Continuation Period, the Corporation will arrange to provide the Participant welfare benefits that are substantially similar to those which the Participant was receiving or entitled to receive immediately prior to the Termination Date, and (B) such Continuation Period will be considered service with the Corporation, utilizing the amount of Base Salary and Incentive Pay for the purpose of determining service credits and benefits due and payable to the Participant under the Corporation's retirement income, supplemental executive retirement and other benefit plans of the Corporation applicable to the Participant, his dependents or his beneficiaries immediately prior to the Implementation Date. If and to the extent that any benefit described in clauses
(A) and (B) of this Section 4.1(b) is not or cannot be paid or provided under any policy, plan, program or arrangement of an Employer, as the case may be, then the Corporation will itself pay or provide for the payment to the Participant, his dependents and beneficiaries, of such benefits. Without otherwise limiting the purposes or effect of Article 6, welfare benefits otherwise receivable by the Participant pursuant to the clause (A) of this
Section 4.1(b) may be reduced to the extent comparable welfare benefits are actually received by the Participant from another employer during the Continuation Period, and any such benefits received by the Participant shall be reported by the Participant to the Corporation.

4.2 Notwithstanding anything in Section 4.1 to the contrary, for any Participant who is a Specified Employee, any severance payment which would have otherwise been paid to such Participant under Section 4.1 shall be delayed until such a date which is six (6) months following his termination. The determination of the Corporation's Specified Employees shall be made as of each December 31st (the "identification date") and shall be applicable for the 12-month period commencing April 1st following that identification date. In the event that any payment or payments under this Plan are delayed as a result of the application of this Section 4.2, such delayed payments shall be credited with interest at the rate equal to the yield on the United States Treasury 6-month Treasury Bill determined as of the Participant's Termination Date.

4.3 There will be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for the Participant provided for in this Plan, except as expressly provided in the last sentence of
Section 4.1(b).

4.4 Without limiting the rights of the Participant at law or in equity, if the Corporation fails to make any payment or provide any benefit required to be made or provided under the Plan on a timely basis, the Corporation will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Midwest Edition of The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

                                    ARTICLE 5
                                Claims Procedures

5.1 If after a Change in Control, the Corporation fails to pay any of the severance compensation identified in Article 4 of this Plan, a Participant may make a claim for severance benefits under this Plan by submitting a written request to the Committee on the form supplied for this purpose.

5.2 The Committee or its designee(s) will review the claim and either approve the severance compensation identified in Article 4 of this Plan or provide notice that the claim has been denied. The Committee or its designee(s) will review each claim within 90 days of the Committee's receipt of such claim. The Committee or its designee(s) shall notify the Participant in writing of any claims or portions of claims that have been denied within 30 days of the Committee's determination. If a notice of denial is not received by a Participant within the lesser of (a) 120 days of the Committee's receipt of the claim or

(b) within 30 days of the Committee's or its designee(s)'s making its determination with respect to the Participant's claim, the claim shall be deemed to have been approved.

5.3 If a claim or a portion of a claim is denied, the Committee's or its designee(s)'s notice of denial shall include:

     (a)  reason or reasons for the denial,

     (b) specific reference to documents, if any, that outline the reason for the denial, and

     (c)  an explanation of the claim review process.

5.4 A Participant may appeal the Committee's or its designee(s)'s determination made pursuant to Section 5.2 above by providing notice of appeal to the Committee within 60 days of receiving the claim denial notice described in
Section 5.3 of this Plan. This appeal should include all information and documentation that supports the claim.

5.5 The Committee shall review the appeal within 90 days of its receipt of the notice of appeal. The Committee shall give notice to the Participant within 30 days of its final review of the appeal of its determination. The notice shall set forth the results of the appeal and the reasons for such determination.

5.6 It is the intent of the Corporation that the Participants not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Participants' rights under this Plan by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Participant(s). Accordingly, if it should appear to the Participant(s) that the Corporation has failed to comply with any of its obligations under this Plan or in the event that the Corporation or any other person takes or threatens to take any action or proceeding designed to deny, or to recover from, any or all Participants the benefits provided or intended to be provided to the Participant(s) hereunder, the Participant(s) may from time to time retain counsel of Participant(s)'s choice. If the Participant(s) prevails, in whole or part, in connection with any of the foregoing, the Corporation will pay and be solely financially responsible for any and all reasonable attorneys' and related fees and expenses incurred by the Participant(s) in connection with the foregoing

                                    ARTICLE 6
                            No Mitigation Obligation

     The Corporation hereby acknowledges that it may be difficult or impossible
(a) for a Participant to find reasonably comparable employment following the Termination Date, and (b) to measure the amount of damages which Participant may suffer as a result of termination of employment. In addition, the Corporation acknowledges that its severance pay plans applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the payment of the severance compensation by the Corporation to the Participant in accordance with the terms of this Plan is hereby acknowledged by the

Corporation to be reasonable and will be liquidated damages, and the Participant will not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Participant hereunder or otherwise, except as expressly provided in the last sentence of
Section 4.1(b).

                                    ARTICLE 7
                                Employment Rights

     Nothing expressed or implied in this Plan will create any right or duty on the part of the Corporation or the Participant to have the Participant remain in the employment of the Corporation or any Subsidiary prior to or following any Change in Control.

                                    ARTICLE 8
                              Withholding of Taxes

     The Corporation may withhold from any amounts payable under this Plan all federal, state, city or other taxes as the Corporation is required to withhold pursuant to any law or government regulation or ruling.

                                    ARTICLE 9
                           Successors and Binding Plan

     This Plan shall be binding upon and inure to the benefit of the Corporation, its successors and assigns and each Participant and his or her beneficiaries, heirs, executors, administrators and legal representatives. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Corporation to assume and agree to perform under this Plan in the same manner and to the same extent the Corporation would be required to perform if no such succession had taken place. This Plan will be binding upon the Corporation and any successor to the Corporation, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Corporation whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Corporation" for the purposes of this Plan), but will not otherwise be assignable, transferable or delegable by the Corporation.

                                   ARTICLE 10
                           Restrictions on Assignment

     The interest of a Participant or his or her beneficiary may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process nor shall they be an asset in bankruptcy.

                                   ARTICLE 11
                                     Notices

     For all purposes of this Plan, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Corporation (to the attention of the Secretary of the Corporation) at its principal Participant office and to the Participant at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

                                   ARTICLE 12
                                  Governing Law

     The validity, interpretation, construction and performance of this Plan will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

                                   ARTICLE 13
                                    Validity

     If any provision of this Plan or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Plan and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

                                   ARTICLE 14
                                 Administration

     Except as herein provided, this Plan shall be administered by the Committee. The Committee shall have full power and authority to interpret, construe and administer this Plan and its interpretations and construction hereof, and actions hereunder, including the timing, form, amount or recipient of any payment to be made hereunder, shall be binding and conclusive on all persons for all purposes.

     The Committee may name assistants who may be, but need not be, members of the Committee. Such assistants shall serve at the pleasure of the Committee, and shall perform such functions as are provided for herein and such other functions and/or responsibilities as be assigned or delegated from time to time by the Committee.

     No member of the Committee or any assistant shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or her own willful misconduct or lack of good faith.

                                   ARTICLE 15
                          Amendment and Discontinuance

     The Corporation expects to continue this Plan indefinitely, but reserves the right, by action of the Committee, to amend it from time to time, or to discontinue it if such a change is deemed necessary or desirable. This Plan shall not, however, be amended, modified or discontinued after the Effective Date until the later of the end of the Protection Period or such time as all claims payable hereunder have been fully discharged.

     Executed as of this __ day of ______________ , 2006 at Cleveland, Ohio but effective as of January 1, 2005.

                                        NATIONAL CITY CORPORATION


                                        By:
                                            ------------------------------------